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                                                                    EXHIBIT 99.1

                IBS Interactive to Sell Consumer Dial-Up Business

                               To EarthLink, Inc.

             - Divestiture Furthers IBS Interactive's Evolution Into

                         e-Business Solutions Provider -

         IBS Interactive, Inc. (Nasdaq: IBSX), an e-Business and IT solutions provider (the "Company"), and EarthLink, Inc. (Nasdaq: ELNK; "EarthLink") today announced that EarthLink has agreed to purchase the Company's consumer dial-up business. Under the terms of the agreement, IBS Interactive will receive cash based upon final determination of the total number of subscribers who remain with EarthLink. The Company expects to use proceeds from the sale primarily to pay off bank debt assumed in its March 2000 acquisition of digital fusion, inc.

         "The divestiture of our consumer dial-up business is the last piece of our strategic plan we began in late 1999 to concentrate entirely on IBS Interactive's higher-margin, consultative e-business services," said Nick Loglisci, chief executive officer of IBS Interactive. "We have taken this step in anticipation of the pending merger with Infonautics and First Avenue Ventures whereby IBS Interactive will contribute its e-business services expertise to the combined company's suite of services."

         Due to the writeoff of goodwill associated with this business segment, and the accrual of severance and other expenses associated with the discontinuation of the business, the Company expects to report a loss on the sale in its second quarter financial statements. It will also report its consumer dial up business as a discontinued operation. The ultimate amount of the loss will depend upon a number of factors including the ultimate proceeds received. The final proceeds of the sale are expected to be determined in the fourth quarter.

         "EarthLink is pleased to welcome IBS Interactive's members to our family," said Cliff Bryant, manager of subscriber acquisitions for EarthLink. "We have a long history of integrating subscriber bases with a minimum of hassles for the customer and we look forward to exceeding these new EarthLink members' expectations."

         "Our dial-up customers have been very loyal to us and we believe that EarthLink, which has built its reputation on providing exceptional customer service and support, will quickly gain the same loyalty. We will continue to work closely with EarthLink to ensure the transition goes as smoothly as possible, without any interruptions and a minimum of changes for our subscribers," concluded Mr. Loglisci.

About IBS Interactive

         IBS Interactive provides comprehensive e-Business and information technology (IT) solutions to businesses and organizations. Professional services include programming and applications development, network services, consulting and training. Web-site hosting services include shared and co-location hosting. Internet access services include dedicated lease lines, and digital subscriber line (DSL) Internet access. IBS Interactive's web address is: http://www.interactive.net

About EarthLink

         EarthLink is one of the world's leading Internet service providers, bringing the magic of the Internet to approximately 3.7 million individuals and businesses every day. In June 2000, the company announced plans to acquire Reston, Va.-based OneMain.com, a move that will extend EarthLink's host of award-winning services into rural America and smaller metropolitan areas across the United States. Headquartered in Atlanta, EarthLink provides a full range of innovative access, hosting, and e-commerce solutions to thousands of communities internationally from more than 5,000 points of presence. EarthLink is committed to doing an exceptional job of pleasing its customers, shareholders, and the community by following the company's Core Values and Beliefs. Information about EarthLink and EarthLink Sprint services is available by calling 1-800-395-8425 and through EarthLink's Web site at www.earthlink.net.